EXHIBIT 5.1

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

December 26, 2013

AudioEye, Inc.

9070 S. Rita Road, Suite 1450

Tucson, Arizona 85747

Ladies and Gentlemen:

You have requested our opinion in connection with the filing by AudioEye, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering 24,800,168 shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders identified therein.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s Certificate of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof.

The law covered by our opinion is limited to the applicable statutory provisions of the Delaware General Corporation Law (“DGCL”) (including applicable rules and regulations promulgated thereunder and applicable reported judicial and regulatory determinations interpreting the DGCL). We neither express nor imply any opinion (and we assume no responsibility) with respect to any other laws or the laws of any other jurisdiction or with respect to the application or effect of any such laws.

This opinion is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent.

Based upon the foregoing, and in reliance thereon, we are of the opinion that (i) the 11,977,002 shares of Common Stock outstanding on the date hereof that are being registered for resale are validly issued, fully paid and nonassessable, and (ii) the 12,923,166 shares of Common Stock outstanding on the date hereof that are being registered for resale and are issuable upon exercise of the Company’s common stock purchase warrants when paid for in accordance with the terms and conditions of the warrants will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC